Exhibit 99.1

NerdWallet Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares
SAN FRANCISCO, Nov. 8, 2021 /PRNewswire/ -- NerdWallet, Inc. (“NerdWallet”) announced today the closing of its initial public offering of 8,337,500 shares of Class A common stock, including the full exercise by the underwriters of their option to purchase 1,087,500 shares of Class A common stock, at a price to the public of $18.00 per share. The shares are listed for trading on the Nasdaq Global Market under the ticker symbol “NRDS.”

Morgan Stanley, KeyBanc Capital Markets and BofA Securities acted as lead book-running managers for the offering. Barclays and Citigroup acted as joint book-running managers, and Truist Securities, William Blair and Oppenheimer & Co. acted as passive book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; KeyBanc Capital Markets, Attention: Prospectus Delivery Department, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, or by telephone at (800) 859-1783; and BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NerdWallet

NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life's financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the US, UK and Canada.

"NerdWallet" is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.

Contacts
press@nerdwallet.com